Exhibit 99.1

NUZEE, INC.

2023 Equity Incentive Plan

NuZee, Inc.

2023 Equity Incentive Plan

Adopted by the Board of Directors on January 20, 2023

Approved by the Stockholders of the Company on March 16, 2023

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ARTICLE 9. LIMITATION ON RIGHTS.		10
9.1	RETENTION RIGHTS	10
9.2	REGULATORY REQUIREMENTS	10

ARTICLE 10. TAX.		10
10.1	GENERAL	10
10.2	COMPLIANCE WITH SECTION 409A	11

ARTICLE 11. AMENDMENT/ TERMINATION/ TERM.		11
11.1	TERM OF THE PLAN	11
11.2	AMENDMENT AND TERMINATION	11
11.3	STOCKHOLDER APPROVAL	11
11.4	EFFECT OF AMENDMENT OR TERMINATION	11

ARTICLE 12. CONDITIONS UPON ISSUANCE OF SHARES.		12
12.1	LEGAL COMPLIANCE	12
12.2	INVESTMENT REPRESENTATIONS	12
12.3	INABILITY TO OBTAIN AUTHORITY	12
12.4	STOCKHOLDER APPROVAL	12
12.5	ENTIRE AGREEMENT; GOVERNING LAW	12
12.6	SUCCESSORS AND ASSIGNS	12
12.7	CLAWBACK	12

ARTICLE 13. DEFINITIONS.		13

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NUZEE, INC.

2023 Equity Incentive Plan

Adopted by the Board of Directors on January 20, 2023

Approved by the Stockholders of the Company on March 16, 2023

Article 1.
INTRODUCTION

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Directors and Consultants with exceptional qualifications and (c) linking Employees, Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares or Options (which may constitute incentive stock options or nonstatutory stock options).

Article 2.
ADMINISTRATION.

2.1	COMMITTEE COMPOSITION. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and any other Applicable Law. In the event that an Award is made to an that is not exempt from Rule 16b-3, the Award is not void unless otherwise provided in the Award Agreement.

The Board may also appoint one or more separate committees of the Board, each composed of one or more Directors of the Company who need not satisfy the foregoing requirements, who may administer the Plan with respect to Employees and Consultants who are not considered officers or Directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all terms of such Awards.

2.2	COMMITTEE RESPONSIBILITIES. The Committee shall (a) select the Service Providers who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee may amend or modify any outstanding Awards in any manner to the extent the Committee would have had the authority under the Plan initially to make such Awards as so amended or modified. The Committee’s determinations under the Plan shall be final and binding on all persons and will be given the maximum deference permitted under Applicable Law.

2.3	INDEMNIFICATION. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

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Article 3.
SHARES AVAILABLE FOR GRANTS.

3.1	BASIC LIMITATION. Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares, or shares reacquired by the Company. The number of shares stated in this Section 3.1 as available for the grant of Awards is subject to adjustment in accordance with Article 7. The aggregate number of Shares available for Awards under the Plan is One Hundred Three Thousand (103,000). The maximum number of Shares that may be issued upon the exercise of ISOs will equal the aggregate Share number stated above, plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3.2.

3.2	ADDITIONAL SHARES. Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan as ISOs or any type of Award. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, or (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

3.3	LIMIT ON COMPENSATION PAID TO OUTSIDE DIRECTORS. The total compensation paid to a single Outside Director in any calendar year, including the cash compensation and the cash value of all equity Awards granted to the Outside Director in such calendar year, shall not exceed $300,000. Such annual limit shall be measured based on the value of an Award as of the date the Award is granted (not the date of payment). Accordingly, the annual limit shall not include the value of an Award in the calendar year when it is paid or vests if such year is different from the year the Award is granted. For purposes of this Section 3.3, Outside Director compensation in any calendar year shall include amounts or grants that would have been paid or made, as applicable, to the Outside Director in the calendar year absent the Outside Director’s election to defer such compensation to a subsequent year.

3.4	SUBSTITUTE AWARDS. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the aggregate number of Shares available for Awards as set forth in Section 3.1; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as ISOs shall be counted against the limits on the maximum number of Share that may be issued upon the exercise of ISOs as set forth in Section 3.1. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the aggregate number of Shares available for Awards as set forth in Section 3.1.

Article 4.
ELIGIBILITY.

4.1	NONSTATUTORY STOCK OPTIONS AND RESTRICTED SHARES. Service Providers shall be eligible for the grant of Restricted Shares. Only Service Providers of the Company or a Subsidiary shall be eligible for the grant of NQOs.

4.2	INCENTIVE STOCK OPTIONS. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.

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Article 5.
OPTIONS.

5.1	STOCK OPTION AGREEMENT. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NQO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2	NUMBER OF SHARES. Each Stock Option Agreement shall specify the number of Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 7.

5.3	EXERCISE PRICE. Each Stock Option Agreement shall specify the Exercise Price; provided that, other than in connection with Substitute Awards, the Exercise Price shall in no event be less than 100% of the Fair Market Value of a Share on the date of grant. In the case of an ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the Exercise Price shall be at least 110% of the Fair Market Value of a Shares on the ISO’s date of grant. Notwithstanding the foregoing, an ISO may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code and a Nonqualified Stock Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code. .

5.4	EXERCISABILITY AND TERM. Each Stock Option Agreement shall specify the date when the Option is to become exercisable. The term of each Option will be stated in the Stock Option Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the ISO will be five (5) years from the date of grant or such shorter term as may be provided in the Stock Option Agreement.

5.5	LIMITATIONS. Each Option will be designated in the Stock Option Agreement as either an ISO or a NQO. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQOs to the extent such treatment is not in violation of Section 409A. For purposes of this Section 5.5, ISOs will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

5.6	FORM OF CONSIDERATION. The Committee will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an ISO, the Committee will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided, further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Committee determines in its sole discretion; (4) consideration received by the Company under cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise (only for NQOs); (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Committee will consider if acceptance of such consideration may be reasonably expected to benefit the Company, and will only permit a form which would not.

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5.7	EXERCISE OF OPTION.
(a)	Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Stock Option Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option; and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Stock Option Agreement and the Plan, but will include the following:

(1)	tendering a cash payment;

(2)	with respect to NQOs only (and not ISOs), authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the NQO;

(3)	by any combination of the above-listed forms of payment.

Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article 7 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)	Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability or as a result of termination for Cause, the Participant may exercise his or her Option within such period of time as is specified in the Stock Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement) to the extent that the Option is vested on the date of termination. In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement). Unless otherwise provided by the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Committee, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

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(c)	Termination for Cause. Except as explicitly provided otherwise in a Participant’s Stock Option Agreement, if a Participant ceases to be a Service Provider as a result of termination for Cause, the Option will terminate immediately upon such Participant’s termination as a Service Provider, and the Participant will be prohibited from exercising his or her Option from and after the date of such termination as a Service Provider. For the avoidance of doubt, notwithstanding any vesting schedule set forth in the Participant’s Stock Option Agreement, upon a Participant’s termination for Cause, all Options held by such Participant, vested and unvested, immediately will revert to the Plan.

(d)	Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Stock Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement) to the extent the Option is vested on the date of termination. In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement). Unless otherwise provided by the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(e)	Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Stock Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement) to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Committee. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement). Unless otherwise provided by the Committee, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option immediately will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

5.8	EARLY EXERCISE OF OPTIONS. An Option may, but need not, include a provision whereby the Participant may elect at any time before the Participant ceases to be a Service Provider, to exercise the Option as to any part or all of the Shares subject to the Option prior to the full vesting of the Option. Subject to any repurchase limitation, any unvested Shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Committee determines to be appropriate.

Article 6.
RESTRICTED SHARES.

6.1	TIME, AMOUNT AND FORM OF AWARDS. Awards under the Plan may be granted in the form of Restricted Shares to Service Providers in such amounts as the Committee, in its sole discretion, will determine.

6.2	STOCK AWARD AGREEMENT. Each Award of Restricted Shares will be evidenced by a Stock Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, will determine, including, without limitation, any price to be paid by the Participant for such Restricted Shares. Unless the Committee determines otherwise, the Company as escrow agent, will hold the Restricted Shares until the restrictions on such Shares have lapsed.

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6.3	VOTING AND DIVIDEND RIGHTS. Unless otherwise provided in the Stock Award Agreement, during the Period of Restriction, the holder of Restricted Shares awarded under the Plan shall have full voting, dividend and other rights provided with respect to the Shares. Without limitation, a Stock Award Agreement may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares (in which case such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid), or may defer payment of any dividends until vesting of the Award.

6.4	TRANSFERABILITY. Except as provided in this Article 6 or as the Committee determines, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

6.5	OTHER RESTRICTIONS. The Committee, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate; provided however that restrictions and conditions applicable to Restricted Shares must be structured in a way that would cause such Restricted Shares to be exempt from Section 409A by virtue of such Restricted Shares being transferred under Section 83 of the Code.

6.6	REMOVAL OF RESTRICTIONS. Except as otherwise provided in this Article 6, Shares of Common Stock covered by each Restricted Share grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Committee may determine. The Committee, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

Article 7.
ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL

7.1	ADJUSTMENTS. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award and the numerical Share limits in Article 3 of the Plan. It is intended that, if possible and unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Subsidiaries or Parent, any adjustments contemplated be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Code Sections 424 and 409A) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

7.2	DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

7.3	CERTAIN TRANSACTIONS/ CHANGE IN CONTROL. In the event of a merger, consolidation or similar transaction directly or indirectly involving the Company, each outstanding Award will be treated as the Committee determines (subject to the provisions of the following paragraph) whether with or without a Participant’s consent, including, without limitation, that (i) such Award will be assumed, or a substantially equivalent Award will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices as set forth in Section 7.1; (ii) upon written notice to the applicable Participant, such Award will terminate upon or immediately prior to the consummation of such transaction; (iii) (1) such Award will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the applicable Participant’s rights as of the date of the occurrence of such transaction (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the applicable Participant’s rights thereunder, then such Award may be terminated by the Company without payment), or (2) such Awards will be replaced with other rights or property selected by the Committee in its sole discretion; or (iv) any combination of the foregoing. In taking any of the actions permitted under this Section 7.3, the Committee will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of the same Award, similarly.

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Notwithstanding the generality of the foregoing, in the event of a merger, consolidation or similar transaction directly or indirectly involving the Company that results in a Change in Control and in which the acquiring or succeeding corporation does not assume or substitute for the Award (or portion of the Award), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options (or portion thereof) that are not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Shares (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Parent or Subsidiaries, as applicable. In addition, if an Option (or portion thereof) is not assumed or substituted for, the Committee will notify the Participant in writing or electronically that the Option (or its applicable portion) will be exercisable for a period of time determined by the Committee in its sole discretion, and the Option (or its applicable portion) will terminate upon the expiration of such period.

Notwithstanding anything in this Section 7.3 to the contrary, and unless otherwise provided for in an Award Agreement or other written agreement between the Participant and the Company or any of its Parent or Subsidiaries, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its acquirer or successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the acquiring or succeeding corporation’s corporate structure following the applicable transaction will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 7.3 to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

7.4	OUTSIDE DIRECTOR AWARDS. With respect to Awards granted to an Outside Director, in the event of a Change in Control in which such Awards are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Participant, or other written agreement between the Participant and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

7.5	MODIFICATION OR ASSUMPTION OF OPTIONS. The Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option (except that the Committee has the authority to amend any outstanding Option without the Optionee’s consent if the Committee deems it necessary or advisable to comply with Section 409A). In addition, to the extent the Committee’s modification of the purchase price or the exercise price of any outstanding Award effects a repricing, shareholder approval shall be required before the repricing is effective.

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Article 8.
LEAVE OF ABSENCE/ TRANSFERABILITY

8.1	LEAVE OF ABSENCE/TRANSFER BETWEEN LOCATIONS. Unless the Committee provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. For purposes of ISOs, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any ISO held by the Participant will cease to be treated as an ISO and will be treated for tax purposes as a NQO.

8.2	TRANSFERABILITY OF AWARDS. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Committee makes an Award transferable, such Award will not be transferable other than for no consideration, and will contain such additional terms and conditions as the Committee deems appropriate.

Article 9.
LIMITATION ON RIGHTS.

9.1	RETENTION RIGHTS. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain a Service Provider. The Company and its Parents and Subsidiaries reserve the right to terminate the service of any Service Provider at any time, with or without Cause, subject to Applicable Laws, the Company’s articles of incorporation and bylaws and a written employment agreement (if any).

9.2	REGULATORY REQUIREMENTS. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all Applicable Laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

Article 10.
TAX.

10.1	GENERAL. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied. The amount of the withholding requirement will be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

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10.2	COMPLIANCE WITH SECTION 409A. All Awards granted hereunder are intended to be exempt from or comply with the requirements of Section 409A. Any ambiguities in this Plan or any Award granted hereunder will be interpreted to so comply with or be exempt from Section 409A, as appropriate. The terms of the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with the foregoing intention. Notwithstanding any other provision in the Plan or an Award Agreement, the Committee, to the extent it unilaterally deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representation that the Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code. Any amounts payable under the Plan shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts, to the maximum possible extent. In no event will the Company (or any Parent or Subsidiary of the Company, as applicable) have any liability for or reimburse a Participant for any taxes imposed or other costs incurred under Section 409A.

Whenever in the provision of payment or benefit under the Plan is conditioned on the Service Provider’s execution and non-revocation of a waiver and release of claims, such waiver and release must be executed and not revoked, and all revocation periods must have expired, on or prior to the stated payment date; otherwise, the payment or benefit is forfeited. In no event may a Service Provider, directly or indirectly, designate the calendar year of a payment.

Notwithstanding anything in the Plan to the contrary, with respect to amounts payable pursuant to an Award which is subject to Section 409A, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is payable in connection with the Participant’s separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant’s separation from service an amount equal to the benefit that the Participant would have received during such six-month period absent the restriction.

Article 11.
AMENDMENT/ TERMINATION/ TERM.

11.1	TERM OF THE PLAN. The Plan will become effective on the date it is approved by the stockholders of the Company. Unless sooner terminated under Section 11.2, it will continue in effect for a term of ten (10) years from January 20, 2023, the date the Plan was approved and adopted by the Board. If the Plan is not approved by the stockholders of the Company, then it will not become effective.

11.2	AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend or terminate the Plan, provided any such amendment, alteration or suspension is in compliance with Section 409A, to the extent applicable.

11.3	STOCKHOLDER APPROVAL. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

11.4	EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

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Article 12.
CONDITIONS UPON ISSUANCE OF SHARES.

12.1	LEGAL COMPLIANCE. Shares will not be issued pursuant to the exercise of an Award unless the grant and exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

12.2	INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

12.3	INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or non U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

12.4	STOCKHOLDER APPROVAL. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board.

12.5	ENTIRE AGREEMENT; GOVERNING LAW. The Plan and each Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter thereof. The Plan and each Award Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Nevada.

12.6	SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Plan and any Award Agreement to single or multiple assignees, and this Plan and any Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Plan and any Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

12.7	CLAWBACK. Notwithstanding any other provisions in this Plan to the contrary, any Award received by a Subject Participant, and/or any Share issued upon exercise of any Award received by a Subject Participant hereunder, and/or any amount received with respect to any sale of any such Award or Share, will be subject to potential cancellation, recoupment, rescission, payback or other action to the extent required pursuant to Applicable Law, government regulation or national securities exchange listing requirement (or any clawback policy adopted by the Company pursuant to any such law, government regulation or national securities exchange listing requirement). Each Subject Participant agrees and consents to the Company’s application, implementation and enforcement of any policy established by the Company that may apply to the Subject Participant and any provision of applicable law, government regulation or national securities exchange listing requirement relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate any such policy (as applicable to the Subject Participant) or Applicable Law, government regulation or national securities exchange listing requirement without further consent or action being required by the Subject Participant.

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Article 13.
DEFINITIONS.

13.1	“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

13.2	“Award” means any award of an Option or a Restricted Share under the Plan.

13.3	“Award Agreement” means either or both a Stock Option Agreement and a Stock Award Agreement.

13.4	“Board” means the Company’s Board of Directors, as constituted from time to time.

13.5	“Cause” means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company, Parent or Subsidiary; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company, Parent or Subsidiary or of any statutory duty owed to the Company, Parent or Subsidiary; (iv) such Participant’s unauthorized use or disclosure of the Company’s, Parent’s or Subsidiary’s confidential information or trade secrets; (v) such Participant’s gross negligence or willful misconduct; or (vi) such Participant’s action which constitutes “Cause” under his or her applicable employment or consulting agreement. The determination that a termination of the Participant’s continuous status as a Service Provider is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that Participant’s continuous status as a Service Provider was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose. If, subsequent to a Participant’s termination as a Service Provider, it is discovered that such Participant could have been terminated for Cause, the Participant shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred. In such event, any amounts or Shares received under this Plan shall be returned to the Company within thirty (30) days of the Company’s written demand.

13.6	“Change in Control” shall mean the occurrence of any of the following events:

(a)	Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(b)	Change in Effective Control of the Company. A change in the effective control of the Company occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(c)	Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

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For purposes of this Section 13.6, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control, with respect to an Award subject to Section 409A, unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

13.7	“Code” means the Internal Revenue Code of 1986, as amended.

13.8	“Committee” means a committee of the Board, as described in Article 2.

13.9	“Common Stock” means the common stock, par value $0.00001 per share, of the Company.

13.10	“Company” means NuZee, Inc., a Nevada corporation.

13.11	“Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent or a Subsidiary as an independent contractor, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

13.12	“Director” shall mean a member of the Board.

13.13	“Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than ISOs, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

13.14	“Employee” means a common-law employee of the Company, a Parent or a Subsidiary.

13.15	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

13.16	“Exercise Price” means the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

13.17	“Fair Market Value” means, for so long as the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, or the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

13.18	“ISO” means an incentive stock option described in section 422(b) of the Code.

13.19	“NQO” means a stock option not described in sections 422 or 423 of the Code.

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13.20	“Option” means an ISO or NQO granted under the Plan and entitling the holder to purchase Shares.

13.21	“Optionee” means an individual or estate who holds an Option.

13.22	“Outside Director” means a Director who is not an Employee.

13.23	“Parent” means a “parent corporation” whether now or hereafter existing, as defined in Code Section 424(e).

13.24	“Participant” means an individual or estate who holds an Award.

13.25	“Period of Restriction” means the period during which the transfer of Restricted Shares are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee.

13.26	“Plan” means this NuZee, Inc. 2023 Equity Incentive Plan, as amended from time to time.

13.27	“Restricted Share” means a Share awarded under the Plan.

13.28	“Section 409A” means Code Section 409A and the regulations and other guidance issued thereunder.

13.29	“Service Provider” means an Employee, Director or Consultant.

13.30	“Share” means a share of Common Stock, as adjusted in accordance with Article 7 of the Plan.

13.31	“Stock Award Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

13.32	“Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

13.33	“Subsidiary” means a “subsidiary corporation” whether now or hereafter existing, as defined in Code Section 424(f).

13.34	“Subject Participant” means a Participant who is designated by the Board as an “executive officer” under the Exchange Act.

13.35	“Substitute Award” has the meaning set forth in Section 3.4.

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EXECUTION.

The Company has caused its duly authorized officer to execute this document in the name of the Company.

NUZEE, INC.

By:	/s/ Masateru Higashida
Masateru Higashida, Chief Executive Officer, Secretary, and Treasurer

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